Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

DR. JOSEPH A. ALUTTO
JOINS M/I HOMES BOARD

Columbus, Ohio (February 17, 2005) - M/I Homes, Inc. (NYSE: MHO) today announced that Dr. Joseph A. Alutto, Dean of The Fisher College of Business at The Ohio State University, has been elected to the M/I Homes Board of Directors.

In making the announcement, M/I Homes Chairman and CEO Robert H. Schottenstein stated, “We are pleased and honored to have Joe Alutto join our Board. He is a nationally recognized leader in his field and has provided tremendous leadership to The Fisher College of Business as well as The Ohio State University. His expertise and business acumen will greatly benefit our Company.” Lewis R. Smoot, Sr., Chairman of the Company’s Nominating and Governance Committee, stated, “We are delighted to welcome Joe to the M/I Homes Board, and look forward to working with him.”

In addition to serving as Dean of the College of Business, in 1998, Dr. Alutto was named Executive Dean for the Professional Colleges at The Ohio State University. He is a leading authority on managerial behavior, having published one book and more than 70 articles in academic journals such as Administrative Science Quarterly, Academy of Management Journal, Journal of Applied Psychology, and Industrial and Labor Relations Review.

Dr. Alutto has served as a consultant to banks, manufacturing firms, aerospace companies, health care agencies and educational institutions. He serves on a number of corporate boards including Nationwide Financial Services, Inc., United Retail Group, Inc. and Experience Columbus, is on the national arbitrator lists of American Arbitration Association and Federal Mediation and Conciliation Services and has served in leadership capacities for a wide variety of voluntary organizations, including United Way, Buffalo and Erie County Chamber of Commerce, Council for Ethics in Economics, and Inroads, Inc. He is a member of the Academy of Management, American Psychological Association, Industrial and Labor Relations Research Association and American Association for the Advancement of Science.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.